As filed with the Securities and Exchange Commission on April 25, 2000
                         Registration No. 333-35054

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------


                               WORLD AIRWAYS, INC.
               (Exact name of registrant as specified in charter)


                     13873 Park Center Road, Suite 490
                         Herndon, Virginia 20171
   Delaware                  (703) 834-9200                    94-1358276
   --------                  ---------------                   ----------
State or other        (Address, including zip code,         (I.R.S. employer
jurisdiction of       and telephone number, including     identification number)
incorporation or        area code, of registrant's
 organization)         principal executive offices)



           CATHY SIGALAS                         Copies of communications to:
   General Counsel and Secretary                     ROBERT E. OLSEN, ESQ.
         World Airways, Inc.                     1750 Tysons Blvd., Suite 1200
  13873 Park Center Road, Suite 490                  McLean, Virginia 22102
      Herndon, Virginia 20171                          Tel: (703) 749-1357
         (703) 834-9200                                Fax: (703) 714-8357
---------------------------------------
(Name, address, including zip code, and
telephone number, including area code,
        of agent for service)


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ____
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.__X__
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _____

                                                   (continued on following page)

                         CALCULATION OF REGISTRATION FEE


                                                                        Proposed           Proposed
                                                  Amount                maximum             maximum           Amount of
               Title of                     to be registered(1)      offering price        aggregate        registration
     securities to be registered                                        per share        offering price         fee
----------------------------------          -------------------      --------------      --------------     -------------
Common Stock, par value $0.001 per           2,201,351 shares           $.75 (2)          $1,651,013.25         $435.87
share
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per           1,000,000 shares           $2.50 (3)         $2,500,000.00         $660.00
share
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per           1,000,000 shares           $2.50 (3)         $2,500,000.00         $660.00
share
---------------------------------------------------------------------------------------------------------------------------
         Total:                              4,201,351 shares                             $6,651,013.25        $1,755.87
===========================================================================================================================

(1)    Subject to adjustment in accordance with Rule 416(a) and (b).
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low prices reported for the Common Stock on the Nasdaq SmallCap Market on April 14, 2000.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g)(i).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               EXPLANATORY NOTE

        This Amendment No. 1 to the Registration Statement of World Airways, Inc. on Form S-3, Commission file no. 333-35054, is being filed for the purpose of correcting a typographical error to the signature portion of Part II. No portion of this Amendment No. 1 relates to the prospectus. Accordingly, the prospectus is omitted in reliance on Rule 472(b).

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses Of Issuance And Distribution.

         The expenses in connection with the distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

         SEC Registration Fee                                 $  1,756
         Nasdaq SmallCap Market Listing Fee                      7,500
         Legal fees and expenses                                40,000
         Accounting fees and expenses                           10,000
         Transfer agent fees                                     7,500
         Printing fees                                           7,500
         Miscellaneous                                             744
                                                               -------
                  Total                                        $75,000

Item 15.          Indemnification of Officers and Directors.

         The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

         The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

         The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.  Exhibits and Exhibit Index.


Exhibit                                                              Consecutive
  No.                      Description                                   Page

2.1  First Amended Joint Liquidating Plan of Reorganization of            *
     WorldCorp, Inc. and WorldCorp Acquisition Corp., dated as of March 14, 2000, United States Bankruptcy Court for the
     District of Delaware, Case Nos. 99-298 (MFW) and 99-2582 (MFW)

2.2 Disclosure Statement with Respect to First Amended Joint Liquidating * Plan of Reorganization of WorldCorp, Inc. and WorldCorp
     Acquisition Corp., dated as of March 14, 2000, United States
     Bankruptcy Court for the District of Delaware, Case Nos. 99-298
     (MFW) and 99-2582 (MFW) (Exhibit A intentionally omitted)

4.1  Amended and Restated Certificate of Incorporation and Amended         *
     and Restated Bylaws of World Airways, Inc. (Exhibits 3.1 and
     3.2 to the Registrant's Registration Statement on Form S-1,
     Commission File No. 33-95488, filed August 8, 1995)

4.2   Warrant Agreement between World Airways, Inc. and                    *
      The Boeing Company, dated March 28, 2000

4.3   Warrant Agreement between World Airways, Inc. and International      *
      Lease Finance Corporation, dated August 24, 1999

5.1   Opinion of Cathy Sigalas, Esq.                                       *

10.1  [Any agreements for the purchase of the securities]                  *

23.1  Consent of KPMG LLP                                                  *

23.2  Consent of Cathy Sigalas, Esq. (contained in Exhibit 5.1)            *

24.1  Powers of Attorney (see Signature Page)                              *
-----------


*        Previously filed.


Item 17.          Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on April 25, 2000.


                                    WORLD AIRWAYS, INC.



                                    By:     /s/ Hollis L. Harris
                                            Hollis L. Harris
                                            Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hollis L. Harris, Gilberto M. Duarte, Jr., and Cathy Sigalas, or any of them, his or her true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, in Herndon, Virginia, on April 25, 2000.


         Signature                                         Title

         /s/ Hollis L. Harris                  Chairman and Chief Executive
         Hollis L. Harris                      Officer (Principal Executive
                                               Officer)

         /s/ Cathy Sigalas, attorney-in-fact   Director
         Daniel J. Altobello

         /s/ Cathy Sigalas, attorney-in-fact   Director
         A. Scott Andrews

         /s/ Joel H. Cowan                     Director
         Joel H. Cowan

         /s/ Cathy Sigalas, attorney-in-fact   Director
         Mark M. Feldman

         /s/ Cathy Sigalas, attorney-in-fact   Director
         Ronald R. Fogleman

         _____________________________         Director
         Dato' Wan Malek Ibrahim

         _____________________________         Director
         Kheng Yew Lim


         /s/ Cathy Sigalas, attorney-in-fact   Director
         Gordon C. McCormick

         /s/ Cathy Sigalas, attorney-in-fact   Director
         Russell L. Ray, Jr.

         /s/ Wilbur L. Ross, Jr.               Director
         Wilbur L. Ross, Jr.

         /s/ Cathy Sigalas, attorney-in-fact   Director
         Peter M. Sontag


         /s/ Gilberto M. Duarte, Jr.           Chief Financial Officer Principal
         Gilberto M. Duarte, Jr.               Financial and Accounting Officer)